Exhibit 99.1

          Badger Meter Awarded Contract for City of Chicago

     $39.8 million contract is largest yet for company's ORION AMR system


    MILWAUKEE--(BUSINESS WIRE)--July 12, 2007--Badger Meter, Inc. (AMEX: BMI) today announced it has received a contract to provide its ORION(R) proprietary mobile radio frequency automatic meter reading
(AMR) system for 162,000 water meters in the city of Chicago. The three-year contract is valued at approximately $39.8 million.

    Badger Meter will serve as the prime contractor for the project to retrofit the ORION system on approximately 80,000 existing residential and commercial water meters and install new meters with the ORION system at as many as 82,000 locations where existing meters will be replaced because of the age of the meters. The city water department staff will collect the meter readings via radio frequency by driving down the street in a computer-equipped vehicle.

    "Chicago is the largest city that has committed to ORION to date, a strong indicator of the acceptance this popular, innovative and award-winning product is receiving in the utility marketplace. The contract builds on the relationship we have had with the Chicago Department of Water Management for many years, and provides the potential for Badger to become involved in the city's plans to ultimately meter all of its locations," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

    Meeusen said the city of Chicago will continue to use Badger Meter's line of plastic water meters, which are as durable and reliable as brass meters but are more economical given the recent volatility in copper prices. "ORION is a proven system, with almost
1.5 million units currently installed. Shipments under the new contract are expected to begin later in 2007," said Meeusen.

    Badger Meter management will discuss the contract and answer questions as part of its second quarter earnings release conference call on Thursday, July 19, 2007, at 10:00 a.m. Central/11:00 a.m. Eastern time. The call can be accessed on the Internet through the company's web site: www.badgermeter.com or by dialing 1-866-831-6224 and entering the passcode 63116597.

    ORION is a flexible AMR system that uses proprietary packaging and combines sophisticated receiver, antenna and radio-frequency transmission technology to collect information from the meter and transmit it to the utility by simply driving down the street. ORION is also compatible with networks that transmit meter readings using power lines, existing networks or the latest WiFi technology.

    About Badger Meter

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading (AMR) systems;

    -- the success or failure of newer Company products, including the Orion(R) radio frequency AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(R) fixed network AMR system;

    -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

    --  the actions (or lack thereof) of the Company's competitors;

    -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

    -- changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level and resin as a result of increases in petroleum and natural gas prices;

    -- the ability of the Company to maximize the value of the remaining assets in its discontinued French operations;

    -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;

    --  the loss of certain single-source suppliers; and

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

    All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, (414) 371-5702